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                                                                     EXHIBIT 2.1

                            DATED 1st September 2004



                        (1)         CHRIS MILLAR PAUL
                                  PANTER - IAN RUSSELL

                        (2)       MAILKEY CORPORATION





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                        ACQUISITION OF THE ENTIRE ISSUED
                      SHARE CAPITAL OF MILSON-GRAY LIMITED

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                                   ROSENBLATT
                              9-13 ST ANDREW STREET
                                     LONDON
                                    EC4A 3AF

                               TEL: 020 7955 0880
                               FAX: 020 7955 0888

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                                    AGREEMENT

                            DATED 1st September 2004

PARTIES:

(1)     THE PERSONS whose names and addresses are set out in column 1 of
        Schedule I ("THE VENDORS"); and

(2) MAILKEY CORPORATION a Nevada registered Corporation publicly listed in the United States with stock ticker symbol MAKY.OB ("THE PURCHASER").

BACKGROUND:

(A) MilsonGray Limited ("The Company") is a private limited company incorporated in England and Wales on 5th July 2002 under the Companies Acts 1985 - 1989 and has an authorised share capital of (pound)26,000 divided into 26,000 ordinary shares of (pound)1 each of which 25,100 ordinary shares of (pound)1 each are issued fully paid or credited as fully paid.

(B) The Vendors are the legal and beneficial owners of the whole of the issued share capital of the Company.

(C) The persons named in Schedule II are the only directors, secretary and shareholders of the Company.

(D) The Vendors wish to sell and the Purchaser wishes to buy the whole of the issued share capital of the Company on the terms and conditions set out in this Agreement.

EFFECT OF THIS AGREEMENT:

1.      DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, where the context allows, the following specific words and expressions have the following meanings:-

        "ACCOUNTS" means the accounted financial statements of the Company for the accounting reference period ended on the Accounts Date in the approved form comprising in each case a balance sheet at the Accounts Date, profit and loss account, cash flow statement, notes, directors' and accountant' reports and any other documents annexed to them.

        "ACCOUNTS DATE" means 31st July 2003.

        "APPROVED FORM" means in the form approved by the Vendors and the Purchaser and for the purpose of identification initialled by or on behalf of them or in the form executed by the relevant parties at the same time as this Agreement.

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        "BUSINESS DAY" means a day which in England is neither a Saturday nor
        Sunday, nor a bank or other public holiday.

        "CM SERVICE AGREEMENT" means the service agreement to be entered into between Chris Millar and the Purchaser in the approved form.

        "COMPLETION" means performance of the obligations assumed by the parties respectively under Clause 4 (Completion).

        "COMPLETION DATE" means the date of Completion.

        "CONDITIONS" means the conditions to Completion set out in Clause 4.1.

        "CONFIDENTIAL INFORMATION" means confidential information of a technical, trade or other character concerning the Company or concerning any third party to the extent the third party has had any dealings with the Company including (but not limited to) information concerning the business, finances, trade connections, clients and prospective clients, services, products, processes, plans and inventions of the Company, Intellectual Property (whether owned or licensed by or to the Company, lists of suppliers and third parties with whom the Company has had or proposed to have any dealings, reports, notes, memoranda and all other documentary records pertaining to the Company.

        "CONSIDERATION MONIES" means the cash sum of (pound)70,000

        "CONSIDERATION SHARES" means 400,000 shares of common stock, $.001 par value per share, of the Purchaser.

        "DISCLOSURE LETTER" means the letter of the same date as this Agreement from the Vendors to the Purchaser disclosing facts for the purpose of Clause 5.1.

        "DUE DILIGENCE QUESTIONNAIRES" means the questionnaire sent by the Purchaser to Chris Millar on 8th July 2004 and subsequent e-mails containing further due diligence enquiries sent by Elizabeth Larkins to Chris Millar.

        "GROUP" means, in relation to a company, that company and any company which is from time to time a holding company of that company or a subsidiary of that company or of such holding company.

        "IHTA" means Inheritance Tax Act 1984.

        "INCLUDING" means including but not limited to, and "INCLUDE" and "INCLUDES" shall be construed accordingly.

        "INTELLECTUAL PROPERTY" means the Licence and all patents, trade marks and service marks, registered designs, design rights and copyright (including, without limitation, rental and lending rights), rights in performances, moral rights, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names, get ups and logos and other similar industrial or commercial rights (including all extensions,

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        revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

        "INTELLECTUAL PROPERTY AGREEMENTS" means all written licences, and summaries of unwritten licences, of Intellectual Property either owned by the Company or not owned by the Company but used in its business or licensed to third parties by the Company and annexed to the Disclosure Letter.

        "LICENCE" means the exclusive licence granted to the Company from SSSI to resell the software Parent Interactive in Europe and Asia/Pacific

        "LOSSES" means actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, clean-up costs, legal and other professional fees and any VAT payable in relation to any such matter, circumstance or item.

        "THE MANAGEMENT ACCOUNTS" means the management accounts of the Company for the period from the Accounts Date to the Management Accounts Date in the approved form.

        "THE MANAGEMENT ACCOUNTS DATE" means 30th July 2004.

        "THE NET ASSETS" means in relation to the Company the aggregate of all its assets (both fixed and current) less the aggregate of all its liabilities as at the relevant date.

        "PP SERVICE AGREEMENT" means the service agreement to be entered into between Paul Panter and the Purchaser in the approved form.

        "PROPERTY" means the property described in Schedule III.

        "PURCHASER'S SOLICITORS" means Rosenblatt Solicitors of 9-13 St Andrew Street, London, EC4A 3AF.

        "SHARES" means all the issued shares in the Company.

        "SERVICE AGREEMENT VENDORS" means Chris Millar and Paul Panter.

        "TAXATION" means all forms of taxation whether of the United Kingdom or elsewhere including (without limitation) corporation tax (and any amount assessed or assessable, or payable, as if it were corporation tax), advance corporation tax, income tax, capital gains tax, development land tax, value added tax, customs and other import duty, stamp duty, stamp duty reserve tax, capital duty, capital transfer tax, inheritance tax, pay as you earn and national insurance contributions, sums required by law to be deducted in respect of or on account of any such taxation and all penalties, fines, surcharges and interest relating to any such taxation or to any failure or delay in reporting any matter or making any return required to be reported or made (or any failure to do so accurately and completely) to any authority responsible for the administration of any taxation.

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        "TAX UNDERTAKING" means the deed in the approved form and attached at
        Schedule VIII, granted by the Vendors to the Purchaser at Completion.

        "TCGA" means the Taxation of Chargeable Gains Act 1992.

        "TAXES ACT" means the Income and Corporation Taxes Act 1988.

        "UK GAAP" means generally accepted and adopted accounting principles in the United Kingdom.

        "VAT" means value added tax.

        "VATA" means the Value Added Tax Act 1994.

        "WARRANTIES" means the representations, warranties and undertakings set out in Schedule IV.

        "WARRANTORS" means Chris Millar

1.2     In this Agreement, where the context admits -

        1.2.1 words implying one gender shall be treated as implying any gender;

        1.2.2   words importing the singular include the plural and VICE VERSA;

        1.2.3 references to any statutory provision include any pre-enactment, modification, re-enactment or extension of it for the time being in force and any statutory instruments, orders or regulations from time to time made under it, and any reference to "law" includes any legislation, rules, regulations or decisions which now have or which have had the force of law in any jurisdiction PROVIDED ALWAYS that the provisions of this sub-clause shall in no circumstances extend any liability beyond that which would exist as at today's date in respect of existing law;

        1.2.4 the expression "person" includes any body of persons corporate or unincorporated;

        1.2.5   the headings to the Clauses do not affect their interpretation;

        1.2.6 references to this Agreement include all the Background and Schedules to it, references to Clauses are references to clauses of this Agreement and references to the parties are references to the parties to this Agreement;

        1.2.7 unless otherwise expressly provided in this Agreement, a person shall be deemed to be "connected with" another person if that first person is either (a) connected with the second person within the meaning of Section 839 of the Taxes Act or within the meaning of Section 249 of the Insolvency Act

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                1986 or (b) is an associate of the second person within the meaning of Section 435 of the Insolvency Act 1986;

        1.2.8 words and expression defined in the Companies Act 1985 bear the same meanings in this Agreement unless the context otherwise requires;

        1.2.9 any obligations imposed by or resulting from the execution of this Agreement (including any obligation resulting from any of the Warranties being untrue or misleading or being breached and any obligation to make a payment pursuant to Clause 7 (Indemnities)) which is undertaken by more than one person shall be a several obligation of each of the persons who has undertaken it, and in addition, if and for so long as such obligation can in law constitute a joint obligation of any of the Vendors, (unless otherwise expressly provided in this Agreement) it shall also be a joint obligation of them;

        1.2.10 any statement in this Agreement which is qualified as being to the best of the knowledge, information and belief of a person or as being so far as a person is aware, or any similar expression, shall be deemed to include an additional statement that it has been made after full enquiry including but not limited to enquiry of the other directors of the Company;

        1.2.11 "fairly disclosed" means disclosed in such a manner as to enable a reasonable purchaser to make an informed and proper assessment of the matter concerned.

2.      SALE AND PURCHASE

2.1 Subject to the terms of this Agreement the Vendors shall sell with full title guarantee, and the Purchaser shall buy with the benefit of such a guarantee, the Shares free from all claims, charges, liens, encumbrances and equities and together with all rights attached or accruing to them and together with all dividends and distributions in respect of any period ending after the date of this Agreement or declared, paid or made after that date.

3.      CONSIDERATION

3.1     The consideration for the sale of the Shares shall be the aggregate of:

        (i) the Consideration Shares; which shall be allotted to the persons and in the proportions as set out in Schedule I; and

        (ii) the Consideration Monies which shall be paid to the persons and in the proportion set out in Schedule I.

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4.      COMPLETION AND CONDITIONS FOR COMPLETION

4.1     Completion is conditional upon:-

        4.1.1 the Vendors procuring an extension to the Licence of no less than 5 years and otherwise on terms satisfactory to the Purchaser;

        4.1.2 the Purchaser being in its absolute discretion satisfied with all and any financial and legal due diligence which it undertakes on the Company;

        4.1.3 the Vendors obtaining the discharge of the Debenture dated 27 November 2003 registered in favour of The Governor and Company of the Bank of Scotland;

        4.1.4   the Purchaser supplying funds to clear items 4.1.1 and 4.1.3;

        4.1.5 the CM Service Agreement and the PP Service Agreement are signed by the relevant Vendors

4.2 The Vendors shall use their best endeavours to ensure the satisfaction of each of the Conditions set out in Clauses 4.1.1 to 4.1.3 and in Clause 4.1.5 and the Purchaser shall use its best endeavours to ensure the satisfaction of the Condition set out in Clause 4.1.4.

4.3 If the Conditions are not satisfied on or before 1st October 2004 or such later date as the Purchaser shall determine, this Agreement shall terminate and the Purchaser shall not have any further rights or obligations under it.

4.4 The Purchaser may in its absolute discretion waive (in whole or in part) the Conditions.

4.5 After execution of this agreement, and upon satisfaction of the Conditions (or waiver of the Conditions by the Purchaser), the sale and purchase of the Shares shall be completed immediately at the offices of the Purchaser's Solicitors or such other place as the parties agree.

4.6     At Completion, the Vendors and the Purchaser will comply with Schedule
        VII.

4.7 The Purchaser will not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

5.      REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1 The Warrantor will represent, warrant and undertake to the Purchaser in the terms set out in Schedule IV (subject to the matters fully and fairly disclosed in the Disclosure Letter) and agree and acknowledge that the Purchaser is entering into this Agreement

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        in reliance on the Warranties. Each of the Warranties is separate and independent; no Warranty is limited by reference to any other Warranty or part of this Agreement.

5.2 The Warranties shall not in any respect be extinguished or affected by Completion.

5.3 The rights and remedies of the Purchaser in respect of the Warranties shall not be affected by any investigation made by or on behalf of the Purchaser into the affairs of the Company.

5.4 Any claim by the Purchaser in respect of the Warranties shall be limited as provided for in Schedule V.

5.5 The Purchaser shall as soon as reasonably practicable inform the Vendors in writing of any event which comes to the notice of the Purchaser whereby it appears to the Purchaser that the Warrantors are or may become liable to make any payment under the Warranties, but failure by the Purchaser to comply with this provision shall not affect the Warrantors' obligations under Clause 5.

5.6 Without prejudice to the Purchaser's right to seek redress or recover damages upon any basis from time to time available to it, the Warrantors may be required to pay to the Purchaser an amount equal to (at the Purchaser's option) the amount by which the value of the assets or income of the Company is diminished or the liabilities (actual or contingent) or expenditure of the Company is increased which arises as a result of the actual circumstances of the Company and/or any of its affairs being otherwise than as warranted in Schedule IV.

5.7 The Warrantors undertake to the Purchaser that each will waive all rights each may have in respect of any misrepresentation, inaccuracy or omission in or from information supplied to it by the Company, or its employees in connection with the Warranties, the Disclosure Letter or taxation and each undertakes not to make any claims against any such person in respect of any such misrepresentation, inaccuracy or omission.

5.8 Nothing in this Agreement shall exclude liability for fraud or dishonesty.

6.      VENDORS' RESTRICTIONS

6.1     For the purposes of this Clause 6-

        "COMPETING BUSINESS" means any business which competes directly or indirectly with any part of the business of Purchaser, the Company or any of their respective subsidiaries, partners or affiliates, or which provides services or products to any other business or person which competes directly or indirectly with any part of the business of Purchaser, the Company or any of their respective subsidiaries, partners or affiliates.

        "CONFIDENTIAL INFORMATION" means confidential information of a technical, trade or other character concerning the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates or concerning any third party to the extent the third party has had any dealings with the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates including (but not limited to) information concerning the business, finances, trade connections, clients and prospective clients, services, products, processes, plans and inventions of Purchaser, the Company or any of their respective subsidiaries, partners or affiliates, Intellectual Property (whether owned or licensed by or to the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates, lists of suppliers and third parties with whom the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates has had or proposed to have any dealings, reports, notes, memoranda and all other documentary records pertaining to the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates.

        "RESTRICTED AFFILIATE/ASSOCIATE" means any person, firm or company with which the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates has at Completion or has had at any time in the 12 months before Completion or at any time after Completion had or has any arrangement for the cross-referral of services or any similar arrangement, in each case whether in the United Kingdom or elsewhere/specific list.

        "RESTRICTED CLIENT" means any person, firm or company -

        (a) which is at Completion or has at any time in the preceding 12 months before Completion or at any time after Completion been a customer or client of the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates ;

        (b) to whom the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates has made any bid or tender which at Completion or at any time after Completion remains outstanding;

        (c) who has had any dealing with the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates in the course of its business at any time during the 12 months before Completion or at any time after Completion;

        (d) with whom the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates or any of their respective officers or employees were actively seeking business at any time during the 12 months before Completion or at any time after Completion and in each case with whom the relevant Vendor has been associated in any way in the course of his involvement with the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates at any time during the 12 months before Completion or at any time after Completion.

        "RESTRICTED EMPLOYEE" means any person who is at Completion or has at any time during the 12 months before Completion or at any time after Completion been, a director, manager, senior or skilled employee of or consultant to the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates and with whom the relevant Vendor has had a level of contact in the course of his involvement with

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        the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates.

6.2 Each of the Service Agreement Vendors severally undertakes to and covenants with the Company and the Purchaser, and as a separate covenant to in respect of the business carried on by the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates , that, subject always to Clause 6.3 -

        6.2.1   CONFIDENTIALITY

                he shall not at any time -

                (a) unless required to do so by law or any regulatory body, disclose to any person any Confidential Information;

                (b) use to the detriment of the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates any Confidential Information

                Provided that none of the restrictions contained in Clause 6.2.1 shall apply in respect of any Confidential Information which enters the public domain in the same form, unless it does so by reason of its unauthorised publication or the unauthorised act, omission, default or delay of the relevant Vendor or any lack of good faith towards the Purchaser on the part of the relevant Vendor (or any person connected with the relevant Vendor);

        6.2.2   COMPETITION

                he shall not at any time during the period of three years following the Completion Date carry on, be in any way interested, engaged or concerned in any Competing Business in the United Kingdom or in any other territory in which the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates conducts or has conducted business;

        6.2.3   DEALING WITH RESTRICTED CLIENTS

                he shall not at any time during the period of three years following the Completion Date in connection with any Competing Business, deal with, work for or provide products or services to any Restricted Client;

        6.2.4   SOLICITATION OF RESTRICTED CLIENTS

                he shall not at any time during the period of three years following the Completion Date, in connection with any Competing Business, canvass, solicit, approach or entice or cause to be canvassed, solicited, approached or enticed the custom or business of any Restricted Client;

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        6.2.5   RESTRICTED AFFILIATE/ASSOCIATE

                he shall not at any time during the period of three years following the Completion Date for the purposes of a Competing Business, canvass, solicit or approach or cause to be canvassed, solicited or approached the custom of or deal or contact with any Restricted Affiliate/Associate;

        6.2.6   EMPLOYEES

                he shall not at any time during the period of three years following the Completion Date -

                (a) employ or engage (or attempt to employ or engage) or offer any alternative employment or engagement to any Restricted Employee; or

                (b) persuade (or attempt to persuade) any Restricted Employee to enter any alternative employment or engagement or to leave the employment or service of the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates; or

                (c) negotiate or arrange the employment or engagement of any Restricted Employee by any other person, firm or company in each case whether or not such Restricted Employee would commit any breach of his/her contract of employment by reason of leaving the employment or service of the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates.

6.3 Each of the restrictions contained in Clause 6.2 shall apply to each Vendor if he carries on the relevant activities either directly or indirectly, or alone or jointly with or through another, or (without prejudice to the generality of the foregoing) as manager of, adviser or consultant to or agent for any other person, or as a shareholder, employee, employer or director of a company, provided that they shall not apply where and to the extent that the activity consists solely of the holding of securities listed on a recognised stock exchange or dealt in on a public securities market which does not exceed one per cent in nominal value of the securities of that class.

6.4     Each of the Vendors -

        6.4.1 expressly agrees and declares that in all the circumstances of this Agreement the restrictions and provisions contained in this Clause 6 are reasonable and necessary for the protection of the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates and their respective business and for the protection also of the Purchaser's investment in acquiring the Company pursuant to this Agreement;

        6.4.2 acknowledges that, having regard to those circumstances, such restrictions and provisions do not work harshly on him;

        6.4.3 acknowledges that, in the event that any of the covenants contained in this Clause 6 are breached by him, damages are likely to be an inadequate remedy and that (without prejudice to any other remedies or rights which the Company, or the Purchaser may have in respect of such breach) equitable reliefs, including injunctions and specific performance, are available to the Purchaser, the Company or any of their respective subsidiaries, partners or affiliates for the enforcement of such covenants;

        6.4.4 acknowledges that the Purchaser has entered into this Agreement in full reliance upon the extent and effectiveness of such restrictions and the willingness of the Vendors to be bound by them.

6.5 Without prejudice to Clause 6.4, the parties agree that if any or all of the restrictions and provisions in this Clause 6 shall be judged by a competent court or tribunal to go beyond what is reasonable in all the circumstances for the purposes outlined in Clause 6.4.1, but would be valid if some part or parts were deleted or varied or if in any particular restriction the area of operation or the period of application were reduced or a lesser period were substituted, then such part shall be deemed to be deleted or varied, or the area of operation or the period of application shall be deemed to be reduced, or such lesser period shall be deemed to be substituted, as the case may be.

6.6 Notwithstanding anything to the contrary in this Clause 6, Chris Millar shall not be prevented from carrying out his duties to the Purchaser under the CM Service Agreement, Paul Panter shall not be prevented from carrying out his duties to the Purchaser under the PP Service Agreement and Ian Russell will not be prevented from carrying out his duties to his personal company Russell Accountants.

6A.     ADDITIONAL AGREEMENTS

6A.1    From the date hereof through the earlier of (i) the Completion Date and
        (ii) the termination of this Agreement, neither the Company nor any Vendor, nor any of their respective affiliates, agents, counsel or other representatives, shall (a) solicit, initiate, encourage or accept any other inquiries, proposals or offers from any Person (as defined below) relating to (i) any acquisition or purchase, direct or indirect, of all or substantially all of the ownership interests or assets of the Company, (ii) any merger, recapitalization, reorganization, joint venture or other business combination with the Company, or (iii) any other extraordinary business transaction involving or otherwise relating to the Company (any of the transactions described in clauses (i), (ii) and (iii) being referred to herein as a "BUSINESS COMBINATION") or (b) participate in any discussions, conversations, negotiations or other communications with any other Person regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do, any of the foregoing. The Company and each Vendor shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. In the event that the Company, any Vendor or any of their respective affiliates, officers, employees, directors, agents, counsel or other representatives, receive any offer or inquiry, whether written or oral, from any Person with respect to any Business Combination, the Company or such Vendor shall promptly deliver to Purchaser a copy (or, in the case of an oral offer or inquiry, a reasonably detailed summary) of such offer or inquiry. As used herein, "PERSON" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

6A.2 Each of the Vendors, for himself and on behalf of his heirs, assigns, beneficiaries, executors, and administrators (collectively, the "RELEASING PARTY"), does hereby fully and irrevocably remise, release and forever discharge the Company, and its subsidiaries, directors, officers, shareholders, affiliates, employees, agents, attorneys, accountants, successors and assigns (together with the Company, the "RELEASED PARTIES"), of and from any and all manner of claims, actions, causes of action, grievances, liabilities, obligations, promises, damages, agreements, rights, debts and expenses (including claims for attorneys' fees and costs), of every kind, either in law or in equity, whether contingent, mature, known or unknown, or suspected or unsuspected, including, without limitation, any claims arising under any federal, state, local or municipal law, common law or statute, whether arising in contract or in tort, and any claims arising under any other laws or regulations of any nature whatsoever, that the Releasing Party ever had, now has or may have, for or by reason of any cause, matter or thing whatsoever, from the beginning of the world to the date hereof (collectively, "PRE-COMPLETION CLAIMS"). The Releasing Party represents, warrants and covenants that he has not sold, assigned, transferred, or otherwise conveyed to any other person or entity all or any portion of his rights, claims, demands, actions, or causes of action herein released. The Releasing Party further agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against any of the Released Parties with respect to any matter covered by the release set forth in the previous paragraph, and not to assert against any of the Released Parties any action, grievance, suit, litigation or proceeding for any matter covered by the release set forth in the previous paragraph.

7.      INDEMNITIES

7.1 The Vendors shall at all times upon demand (and without any deduction, set-off or counter-claim whatsoever) indemnify and at all times hold the Purchaser and the Company fully and effectively indemnified against all and any liabilities, damages, losses, charges, costs, expenses, claims and demands of whatever kind or nature (including but not limited to any liability or increased liability to taxation, any consequential loss, any loss of or reduction in any benefit and the cost of taking any legal or other professional advice or action and any interest and/or penalties which may fall to be paid in relation to any of the above) which the Purchaser, the Company or any of its or their employees, officers, customers or sub-contractors may incur, sustain or suffer (whether directly or indirectly) in relation to or arising in any way from any inaccuracy or breach, as applicable, of any representation, warranty, covenant or agreement made by any Vendors herein or in any of the Schedules hereto.

7.2 Without prejudice to Clause 7.1, the Vendors jointly and severally undertake to indemnify the Purchaser on demand in relation to all costs, liabilities and Losses of the Company relating to or arising from the period prior to Completion save to the extent that such costs, liabilities or Losses have been provided for in the Accounts or the Completion Accounts.

7.3     The Vendors shall make payments in respect of any claims under Clause
        7.1 and/or Clause 7.2 7 days after the date on which notice setting out details of such claim is delivered to them.

7.4 A liability or increased liability to taxation shall be deemed to include a reduction in the availability of losses (or other amounts eligible for relief from corporation tax) to the Company, where such losses have been or are utilised to mitigate or eliminate what would otherwise be a liability or an increased liability to taxation. In that event the amount due under Clause 7.1 and/or Clause 7.2 in respect of the liability or increased liability to taxation shall be the amount of taxation which would have been payable if the losses had not been available or utilised for set off.

7.5 The parties expressly agree and acknowledge that the Purchaser shall be entitled to exercise any rights of set-off (whether statutory or at common law) in respect of any claim under Clause 7 against monies due under Clause 3 and/or Schedule I.

8.      ANNOUNCEMENTS

        No announcement, press release, statement, comment or circular relating to this Agreement or any matter referred to in this Agreement shall be published made or issued by or on behalf of any party without the prior written approval of the Purchaser.

9.      GENERAL

9.1     COSTS AND EXPENSES

        Subject to the other terms of this Agreement, each of the parties shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Agreement and the Purchaser shall pay all stamp duty on the transfer of the Shares.

9.2     ENTIRE AGREEMENT

        This Agreement (together with any pre-contractual, written or oral representations or warranties not expressly set out or referred to in this Agreement) and any documents referred to in it sets out the entire agreement and understanding between the parties or any of them in connection with the sale and purchase of the Shares and the other matters dealt with in this Agreement and supersedes any previous agreement between the parties in relation to all such matters.

9.3     VARIATION

        No variation of this Agreement shall be valid or effective unless made by one or more documents in writing signed by or on behalf of each of the parties. For the avoidance of doubt the terms of this Agreement may be varied by agreement between each of the parties but without the consent of any third party whether or not the rights of such third party are affected by such variation.

9.4     CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

        A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9.5     SUCCESSORS

        9.5.1 The Purchaser shall be entitled to assign any of its rights under this Agreement.

        9.5.2 Except as provided in Clause 9.5.1, this Agreement is not assignable but it shall be binding upon and inure for the benefit of each party's successors in title and personal representatives.

9.6     EFFECT OF COMPLETION

        The provisions of this Agreement, insofar as they are not performed at Completion or are capable of operating or taking effect after Completion, will remain in full force and effect and capable of so operating after and notwithstanding Completion.

9.7     RELEASE AND INDULGENCE

        9.7.1 No waiver by any party of any of the requirements of this Agreement or of any of its rights under this Agreement shall release any other party from full performance of its remaining obligations under this Agreement.

        9.7.2 No failure to exercise or delay in exercising or enforcing any right, power or remedy under this Agreement shall constitute a waiver and no single or partial exercise or enforcement or non-exercise or non-enforcement of any right, power or remedy under this Agreement shall in any circumstances preclude or restrict any further or other exercise or enforcement or the exercise or enforcement of any other right, power or remedy or the exercise or enforcement of such right, power or remedy against any other party.

        9.7.3 The rights, powers and remedies provided in this Agreement are cumulative and not exhaustive of any rights, powers and remedies provided by law.

9.8     SEVERABILITY

        If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

9.9     FURTHER ASSURANCE

        Notwithstanding Completion the Vendors shall from time to time execute all such documents and take all such steps (including, without limitation, the provision of all assistance, know how, information and co-operation) or procure other necessary parties so to do as the Purchaser may reasonably require in order to perfect the right, title and interest of the Purchaser to and in the Shares and to give to the Purchaser the full benefit of this Agreement.

9.10    NOTICES

        9.10.1 All notices or other communications required or permitted to be given to any party under this Agreement ("notices") shall be in writing and shall be delivered by hand or sent by prepaid first class post or by facsimile transmission provided always that a hard copy of any notice transmitted by facsimile is posted within 24 hours of such transmission in accordance with this Clause to the addresses of the relevant party indicated in this Agreement (or such other address or number in the United Kingdom as that party shall have notified in writing to the other parties for this purpose). Notwithstanding the foregoing provisions of this Clause 9.10.1, notices may be served on any party which is a limited company incorporated in a jurisdiction within the United Kingdom by delivering by hand or sending the notice by prepaid first class post to the registered office for the time being of such company.

        9.10.2 A notice delivered by hand shall be deemed to have been served at the time of such delivery if delivered between 9.00 am and
                5.30 pm on a business day or, if delivered before 9.00 am on a business day, it shall be deemed served at 9.00 am on that business day or, if delivered after 5.30 pm on a business day or on a day which is not a business day, at 9.00 am on the next following business day.

        9.10.3 A notice sent by prepaid first class post shall be deemed to have been served at 9.00 am on the second business day following the date of posting and in proving such service it shall be sufficient to show that the notice was properly addressed and posted in accordance with the provisions of this Clause.

        9.10.4 A notice sent by facsimile transmission shall be deemed to have been served (subject always to the proviso in Clause 9.10.1) at the time it is transmitted if transmitted between business hours or, if transmitted outside business hours, as soon thereafter as business hours commence and it shall be sufficient proof of such service that a written record of such transmission was produced. For the purposes of this Clause
                9.10.4 "business hours" shall mean 9.00 am to 5.30 pm on business days.

9.11    COUNTERPARTS

        This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument which shall only be deemed executed when counterparts executed by all the parties are delivered. Delivery for this purpose shall be deemed effective when any party confirms in writing (including by facsimile transmission) that he has executed any counterpart.

9.12    GOVERNING LAW

        This Agreement shall be governed by and construed in all respects in accordance with English law and each of the parties submits to the exclusive jurisdiction of the English Courts.


EXECUTED by each of the parties on the date appearing at the beginning of this Agreement.

SIGNED AND DELIVERED                        )

BY CHRIS MILLAR                             ) /s/ Chris Millar

IN THE PRESENCE OF:-                        ) /s/ Paul Panter

NAME:  PAUL PANTER

ADDRESS:

76 CORNLAND, BEDFORD, BEDS MK41 8HZ


OCCUPATION: ACCOUNTANT



SIGNED AND DELIVERED                        )

BY PAUL PANTER                              ) /s/ Paul Panter

IN THE PRESENCE OF:-                        ) /s/ Chris Millar

NAME: CHRIS MILLAR

ADDRESS:

34 NURSERY GARDENS, BEDFORD, BEDS MK41 8DU

OCCUPATION: COMPANY DIRECTOR



SIGNED AND DELIVERED                        )

BY IAN RUSSELL                              ) /s/ Ian Russell

IN THE PRESENCE OF:-                        ) /s/ Chris Millar

NAME: CHRIS MILLAR

ADDRESS:

34, NURSERY GARDENS, BEDFORD, BEDS
MK41 8DU

OCCUPATION: COMPANY DIRECTOR

SIGNED AND DELIVERED                        )
FOR AND ON BEHALF OF MAILKEY
CORPORATION ACTING BY
                                            )

                                            ) /s/ Tim Dean-Smith

                                            DIRECTOR

                                            DIRECTOR/SECRETARY

        Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and schedules have been omitted:

        SCHEDULES

        I      The Vendors
        II     The Company
        III    The Property
        IV     The representations, warranties and undertakings referred to in
               Clause 5
        V      Limitations on Vendors' Liability
        VI     [Intentionally Left Blank]
        VII    Completion Arrangements
        VIII   Taxation Undertaking


        EXHIBITS

        A  -   Investment Representation Letter

        The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon request.